As filed with the Securities and Exchange Commission on November 7, 2025

Registration No. 333-283676

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-283676

UNDER

THE SECURITIES ACT OF 1933

WOLFSPEED, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1572719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregor van Issum

Chief Financial Officer

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Melissa Garrett, Esq.

Wolfspeed, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) is being filed by Wolfspeed, Inc., a Delaware corporation (the “Company”), to deregister and terminate any and all securities registered but unsold or otherwise unissued under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), as amended or supplemented to date, as of the date hereof:

•

Registration Statement on Form S-3 (No. 333-283676), originally filed with the SEC on December 9, 2024, registering an indeterminate aggregate amount of common stock, preferred stock, debt securities, warrants, purchase contracts and units at an indeterminate initial offering price.

As previously disclosed, on June 30, 2025, the Company and its wholly owned subsidiary, Wolfspeed Texas LLC, filed voluntary petitions commencing cases under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) to implement a prepackaged chapter 11 plan of reorganization (the “Plan”). On September 8, 2025, the Court entered the Order (I) Approving the Disclosure Statement, (II) Confirming Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and its Debtor Affiliate, and (III) Approving Entry into the Backstop Agreement (Docket No. 285) confirming the Plan. In connection with the foregoing, the offering pursuant to the Registration Statement is being terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. As of the date hereof, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on From S-3 and has duly caused the Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, 7th day of November, 2025.

WOLFSPEED, INC.

By:	/s/ Gregor van Issum
Gregor van Issum
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.